Exhibit 99.1

OfficeMax
150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: February 22, 2006

OFFICEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

ITASCA, Ill., February 22, 2006 – OfficeMax® Incorporated (NYSE: OMX) today reported results for the fourth quarter and fiscal year ended December 31, 2005.  For the fourth quarter of 2005, the company reported a net loss of $43.1 million, or $.62 per diluted share, compared with net income of $.7 million, or a net loss of $.02 per diluted share, in the fourth quarter of 2004.  For the full year 2005, the company reported a net loss of $73.8 million, or $.99 per diluted share, compared with net income of $173.1 million, or $1.77 per diluted share, for the same period in 2004.  Financial results in 2004 include the results of the company’s paper, forest products, and timberland assets, reported as the Boise Building Solutions and Boise Paper Solutions segments, which were sold in October 2004.

Results for 2004 and 2005 include various items, including a loss from discontinued operations, which are not expected to be ongoing.  A full description of these special items and a reconciliation to the company’s reported GAAP financial results are included in this press release.  For the fourth quarter of 2005, excluding these special items, OfficeMax reported net income of $6.0 million, or $.07 per diluted share, compared with a net loss of $18.7 million, or $.24 per diluted share, in the fourth quarter of 2004.  For the full year 2005, excluding special items, the company reported net income of $23.5 million, or $.24 per diluted share, compared with net income of $102.8 million, or $1.00 per diluted share, for the same period in 2004.

Contract Segment

OfficeMax Contract segment sales increased 9.4% in the fourth quarter of 2005 and 5.9% for the full year 2005 compared to the fourth quarter and full year 2004, respectively.  Fourth quarter 2005 Contract sales increased due to sales growth of 9.8% in U.S. Contract operations and 8.2% in international Contract operations.  U.S. Contract sales in the fourth quarter of 2005 were affected by a change in the fiscal quarter end to conform to our Retail segment fiscal reporting period.  As a result, U.S. Contract sales benefited from five additional selling days in the fourth quarter of 2005 compared to the fourth quarter of 2004.  Adjusting for the difference in selling days, and excluding the impact of acquisitions in the international Contract businesses, total Contract sales increased 1.1% in the fourth quarter of 2005 compared to the same period in 2004.

Contract results for the fourth quarter of 2005 included a charge of $5.4 million related to restructuring activities in the Canadian operations, including the closure of five Canadian retail stores.  Excluding special items, Contract segment operating profit increased by $9.8 million to $29.6 million in the fourth quarter of 2005, and by $8.4 million to $115.4 million for the full year 2005 compared to the same periods in 2004.  The improvement in Contract segment operating profit in the fourth quarter of 2005 compared to the prior year was due to improved sales and expense controls, which more than offset the declines in gross margin.  Fourth quarter 2005 gross margin declined primarily due to a continuing competitive pricing environment in the U.S. large customer market and higher delivery costs from increased energy prices.  Fourth quarter U.S. Contract gross margin declines were partially offset by improved gross margins in our Canadian operations and a higher level of margin contribution by our U.S. middle market operations.

Retail Segment

OfficeMax Retail segment sales increased 6.8% in the fourth quarter of 2005 and 1.1% for the full year 2005 compared to the fourth quarter and full year of 2004, respectively.  Retail sales in 2005 included one additional selling week during the year compared to 2004, with sales for the extra week totaling approximately $75 million.   Same-store sales decreased 1% for both the fourth quarter and full year 2005.  Retail sales for the fourth quarter of 2005 were impacted by varying sales performance among geographic regions and flat same-store sales in most product categories, partially offset by strong sales in Print and Document Services.  During the fourth quarter of 2005, sales increased in the West, Southeast and Mountain regions and declined in the Northeast and Midwest regions.

Retail results for the fourth quarter of 2005 included a charge of $17.9 million primarily related to the previously announced plan to close 110 domestic retail stores by the end of the first quarter of 2006.  Excluding this item, OfficeMax Retail operating income increased by $39.3 million to $22.4 million in the fourth quarter of 2005 and by $23.2 million to $45.8 million for the full year 2005 compared to the same periods in 2004.  The improvement in Retail segment operating profit in the fourth quarter of 2005 compared to the prior year was due to sales growth, improved gross margin and expense control.  Retail segment gross margin increased significantly in the fourth quarter of 2005 compared to the same period in 2004, and contributed to higher gross margin for the full year 2005.  Gross margin increased in the fourth quarter of 2005 in nearly all product categories due to the successful execution of a more effective promotional strategy, partially offset by significantly higher fuel and utility prices.

During the fourth quarter of 2005, OfficeMax opened 18 new retail stores and closed 3 stores, ending the year with 970 retail stores compared to 940 stores at year end 2004.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment results in the fourth quarter of 2005 included a charge of $23.6 million primarily related to the previously announced headquarters consolidation and the write-off of certain deferred software costs.  Corporate and Other segment results in the fourth quarter of 2004 included a gain of $264.7 million primarily related to the sale of the paper, forest and timberland assets.  Excluding these special items, Corporate and Other operating expense decreased by $3.4 million to $10.6 million in the fourth quarter of 2005 from $14.0 million in the fourth quarter of 2004.

“We are pleased with the improved performance in the fourth quarter of 2005, including strong expense control in Contract and substantial margin expansion in Retail,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “With the fourth quarter Contract and Retail results, we continue to believe that OfficeMax is positioned to achieve the 2006 and intermediate-term goals that we outlined in our turnaround plan last month.”

2006 Outlook

On January 24, 2006, OfficeMax announced a turnaround plan for higher performance including details of the company’s operating plan for 2006.  As previously announced, the company anticipates full year 2006 Earnings Before Interest and Taxes (EBIT), excluding accounting charges, to be in the range of 2.0 percent to 2.25 percent of sales, based on the successful implementation of key operating initiatives that are expected to improve pre-tax results by approximately $100 million.  The company expects 2006 total consolidated sales to be flat to slightly up compared to 2005, Retail segment same store sales growth to be in the low single digits and Contract segment sales growth to be in the mid-single digits.

Webcast and Conference Call

OfficeMax will host a webcast and conference call to discuss the fourth quarter and full year 2005 results on Wednesday, February 22, 2006, at 9:00 a.m. Eastern Time.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax® Incorporated is a leader in both business-to-business office products solutions and retail office products. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value — through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 40,000 associates through direct sales, catalogs, the Internet and approximately 950 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit http://www.officemax.com.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future.  Management believes that these forward-looking statements are reasonable.   However, the company cannot guarantee that its actual results will be consistent with such statements and you should not place undue reliance on them.  These statements are based on current expectations and speak only as of the date they are made.  The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements,” at the end of Item 7 of that form, and in other filings with the SEC.

# # #

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Current
Cash and equivalents	$72,198	$1,242,542
Receivables, net	600,244	643,273
Merchandise inventories	1,114,570	1,138,167
Other current assets	168,207	234,780
	1,955,219	3,258,762

Property
Property and equipment	1,083,563	958,794
Accumulated depreciation	(548,118)	(417,342)
	535,445	541,452

Goodwill and intangible assets, net	1,423,432	1,375,274
Timber notes receivable	1,635,000	1,635,000
Other long-term assets	633,032	732,511

Total assets	$6,182,128	$7,542,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Short-term borrowings	18,666	10,309
Current portion of long-term debt	68,648	97,738
Accounts payable	991,453	1,118,021
Accrued liabilities and other	509,559	630,902
	1,588,326	1,856,970
Debt
Long-term debt, less current portion	407,242	585,082
Timber securitization notes	1,470,000	1,470,000
	1,877,242	2,055,082

Compensation and benefits accruals	538,830	557,488
Other long-term liabilities	414,596	439,518
Minority interest	27,455	23,463

Shareholders’ Equity
Preferred stock	54,735	61,964
Common stock	176,977	232,269
Additional paid-in capital	747,806	1,441,265
Retained earnings	898,282	1,019,679
Accumulated other comprehensive loss	(142,121)	(144,699)
	1,735,679	2,610,478

Total liabilities and shareholders’ equity	$6,182,128	$7,542,999

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	December 31,	December 31,
	2005	2004

Sales	$2,455,361	$2,688,459

Costs and expenses
Materials, labor and other operating expenses	1,862,297	2,103,318
Depreciation, amortization and cost of company timber harvested	39,975	59,425
Selling and distribution expenses	450,168	467,648
General and administrative expenses	71,832	80,287
Other expense, net	33,153	8,029
	2,457,425	2,718,707

Gain on sale of forest products assets	—	280,558
Equity in net income of affiliate	1,403	—

Income (loss) from operations	(661)	250,310

Debt retirement expense	—	(137,137)
Interest expense	(32,174)	(30,910)
Interest income	21,182	12,704
Timber notes securitization	—	(19,000)
Other, net	(4,768)	728
	(15,760)	(173,615)

Income (loss) from continuing operations before income taxes and minority interest	(16,421)	76,695
Income tax provision	(6,323)	(28,499)

Income (loss) from continuing operations before minority interest	(22,744)	48,196
Minority interest, net of income taxes	171	(633)

Income (loss) from continuing operations	(22,573)	47,563

Discontinued operations
Operating loss	(4,671)	(8,862)
Write-down of assets	(28,243)	(67,841)
Income tax benefit	12,428	29,835

Loss from discontinued operations	(20,486)	(46,868)

Net income (loss)	(43,059)	695

Preferred dividends	(1,024)	(2,141)

Net income (loss) applicable to common shareholders	$(44,083)	$(1,446)

Basic income (loss) per common share
Continuing operations	$(0.33)	$0.51
Discontinued operations	$(0.29)	(0.53)
Basic income (loss) per common share	$(0.62)	$(0.02)

Diluted income (loss) per common share
Continuing operations	$(0.33)	$0.51
Discontinued operations	(0.29)	(0.53)
Diluted income (loss) per common share	$(0.62)	$(0.02)

Weighted Average Shares
Basic	70,783	88,240
Diluted	70,783	88,240

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Year ended
	December 31,	December 31,
	2005	2004

Sales	$9,157,660	$13,270,196

Costs and expenses
Materials, labor and other operating expenses	6,923,911	10,361,090
Depreciation, amortization and cost of company timber harvested	151,145	354,982
Selling and distribution expenses	1,730,231	1,948,106
General and administrative expenses	288,636	304,658
Other (income) expense, net	59,505	(83,740)
	9,153,428	12,885,096

Gain on sale of forest products assets	—	280,558
Equity in net income of affiliate	5,460	6,311

Income from operations	9,692	671,969

Debt retirement expense	(14,391)	(137,137)
Interest expense	(128,504)	(151,939)
Interest income	97,272	14,093
Timber notes securitization	—	(19,000)
Other, net	(1,685)	1,456
	(47,308)	(292,527)

Income (loss) from continuing operations before income taxes and minority interest	(37,616)	379,442
Income tax provision	(1,226)	(142,291)

Income (loss) from continuing operations before minority interest	(38,842)	237,151
Minority interest, net of income taxes	(2,370)	(3,026)

Income (loss) from continuing operations	(41,212)	234,125

Discontinued operations
Operating loss	(24,416)	(32,095)
Write-down of assets	(28,243)	(67,841)
Income tax benefit	20,109	38,869

Loss from discontinued operations	(32,550)	(61,067)

Net income (loss)	(73,762)	173,058

Preferred dividends	(4,378)	(11,917)

Net income (loss) applicable to common shareholders	$(78,140)	$161,141

Basic income (loss) per common share
Continuing operations	$(0.58)	$2.55
Discontinued operations	(0.41)	(0.70)
Basic income (loss) per common share	$(0.99)	$1.85

Diluted income (loss) per common share
Continuing operations	$(0.58)	$2.44
Discontinued operations	(0.41)	(0.67)
Diluted income (loss) per common share	$(0.99)	$1.77

Weighted Average Shares
Basic	78,745	86,917
Diluted	78,745	91,654

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	December 31,	December 31,
	2005	2004

Cash provided by (used for) operations
Net income (loss)	$(73,762)	$173,058
Items in net income (loss) not using (providing) cash
Depreciation, amortization and cost of company timber harvested	151,145	354,982
Gain on sale of assets	(410)	(387,218)
Pension and other postretirement benefits expense	25,877	83,261
Other	56,404	41,589
Changes other than from acquisitions of business
Receivables and inventory	80,326	(529,798)
Accounts payable and accrued liabilities	(145,637)	(15,867)
Income taxes and other	(151,641)	(171,156)
Cash used for operations	(57,698)	(451,149)

Cash provided by (used for) investment
Expenditures for property and equipment	(152,450)	(298,242)
Proceeds from sale of assets	93,259	2,225,561
Investment in affiliates	—	(174,901)
Acquisition of businesses	(34,803)	—
Other	(3,343)	(107,310)
Cash provided by (used for) investment	(97,337)	1,645,108

Cash provided by (used for) financing
Cash dividends paid	(54,196)	(64,085)
Timber notes securitization	—	1,470,000
Changes in Debt, net	(198,667)	(1,570,258)
Purchase of common stock	(780,417)	—
Purchase of Series D preferred	—	(123,233)
Stock issued for adjustable conversion-rate equity security units	—	172,500
Other	17,971	38,780
Cash provided by (used for) financing	(1,015,309)	(76,296)

Increase (decrease) in cash and cash equivalents	(1,170,344)	1,117,663
Cash and equivalents at beginning of period	1,242,542	124,879

Cash and equivalents at end of period	$72,198	$1,242,542

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Three Months Ended
	December 31, 2005			December 31, 2004
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,221.4		$1,221.4	$1,116.3		$1,116.3
OfficeMax, Retail	1,234.0		1,234.0	1,155.2		1,155.2
	2,455.4		2,455.4	2,271.5		2,271.5

Boise Building Solutions	—		—	299.7		299.7
Boise Paper Solutions	—		—	209.6		209.6
Intersegment eliminations and other	—		—	(92.3)		(92.3)
	$2,455.4		$2,455.4	$2,688.5		$2,688.5

Segment income (loss)
OfficeMax, Contract	$24.2	$5.4	$29.6	$19.8	$—	$19.8
OfficeMax, Retail	4.5	17.9	22.4	(16.9)	—	(16.9)
Corporate and Other	(34.2)	23.6	(10.6)	250.6	(264.7)	(14.0)
	(5.4)	46.8	41.4	253.6	(264.7)	(11.1)

Boise Building Solutions	—	—	—	6.3	—	6.3
Boise Paper Solutions	—	—	—	(8.8)	—	(8.8)
	(5.4)	46.8	41.4	251.0	(264.7)	(13.6)

Debt retirement expenses	—	—	—	(137.1)	137.1	—
Interest expense	(32.2)	—	(32.2)	(30.9)	—	(30.9)
Interest income and other	21.2	—	21.2	12.7	—	12.7
Timber notes securitization	—	—	—	(19.0)	19.0	—
				—
Income (loss) from continuing operations before income taxes and minority interest	(16.4)	46.8	30.4	76.7	(108.5)	(31.8)
Income tax provision	(6.3)	(18.2)	(24.5)	(28.5)	42.2	13.7
Income (loss) from continuing operations before minority interest	(22.7)	28.6	5.8	48.2	(66.3)	(18.1)
Minority interest, net of income tax	0.2	—	0.2	(0.6)	—	(0.6)

Income (loss) from continuing operations	(22.6)	28.6	6.0	47.6	(66.3)	(18.7)

Discontinued operations
Operating loss	(4.7)	4.7	—	(8.9)	8.9	—
Write-down of assets	(28.2)	28.2	—	(67.8)	67.8	—
Income tax benefit	12.4	(12.4)	—	29.8	(29.8)	—

Loss from discontinued operations	(20.5)	20.5	—	(46.9)	46.9	—

Net income (loss)	$(43.1)	$49.1	$6.0	$0.7	$(19.4)	$(18.7)

Diluted income (loss) per common share
Continuing operations	$(0.33)	$0.40	$0.07	$0.51	$(0.75)	$(0.24)
Discontinued operations	(0.29)	0.29	—	(0.53)	0.53	—
Diluted income (loss) per common share	$(0.62)	$0.69	$0.07	$(0.02)	$(0.22)	$(0.24)

Totals may not foot due to rounding.

(a) See Notes 5 and 6 for a discussion of these special items.

(b) See Notes 4 and 6 for a discussion of these special items.

(c) For purpose of evaluating our results, net of taxes, both before and after special items, we have presented the results before special items using an estimated annual tax rate excluding special items.  The actual tax benefits for the special items may be less than presented. For pupose of presenting diluted income (loss) per common share before special items, we excluded the special items from the calculation of diluted income (loss) per common share without adjustments for potential dilution which is consistent with the calculation of diluted income (loss) per common share as reported. If adjustments for potential dilution are included, outstanding shares would have increased by approximately 1.1 million shares for 2005.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Year Ended
	December 31, 2005			December 31, 2004
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$4,628.6		$4,628.6	$4,370.7		$4,370.7
OfficeMax, Retail	4,529.1		4,529.1	4,481.3		4,481.3
	9,157.7		9,157.7	8,852.1		8,852.1

Boise Building Solutions	—		—	3,257.7		3,257.7
Boise Paper Solutions	—		—	1,670.4		1,670.4
Intersegment eliminations and other	—		—	(510.0)		(510.0)
	$9,157.7		$9,157.7	$13,270.2		$13,270.2

Segment income (loss)
OfficeMax, Contract	$100.3	$15.2	$115.4	$107.0	$—	$107.0
OfficeMax, Retail	27.9	17.9	45.8	22.7	—	22.7
Corporate and Other	(120.2)	58.5	(61.6)	185.7	(264.7)	(78.9)
	8.0	91.6	99.6	315.4	(264.7)	50.7

Boise Building Solutions	—	—	—	319.2	(46.5)	272.7
Boise Paper Solutions	—	—	—	38.8	(59.9)	(21.1)
	8.0	91.6	99.6	673.5	(371.1)	302.4

Debt retirement expenses	(14.4)	14.4	—	(137.1)	137.1	—
Interest expense	(128.5)	—	(128.5)	(151.9)	—	(151.9)
Interest income and other	97.3	—	97.3	14.1	—	14.1
Timber notes securitization	—	—	—	(19.0)	19.0	—

Income (loss) from continuing operations before income taxes and minority interest	(37.6)	106.0	68.3	379.5	(214.9)	164.5
Income tax (provision) benefit	(1.2)	(41.2)	(42.4)	(142.3)	83.6	(58.7)
Income (loss) from continuing operations before minority interest	(38.8)	64.7	25.9	237.2	(131.3)	105.9
Minority interest, net of income tax	(2.4)	—	(2.4)	(3.0)	—	(3.0)

Income (loss) from continuing operations	(41.2)	64.7	23.5	234.2	(131.3)	102.8

Discontinued operations
Operating loss	(24.4)	24.4	—	(32.1)	32.1	—
Write-down of assets	(28.2)	28.2	—	(67.8)	67.8	—
Income tax benefit	20.1	(20.1)	—	38.9	(38.9)	—

Loss from discontinued operations	(32.6)	32.6	—	(61.1)	61.1	—

Net income (loss)	$(73.8)	$97.3	$23.5	$173.1	$(70.3)	$102.8

Diluted income (loss) per common share
Continuing operations	$(0.58)	$0.82	$0.24	$2.44	$(1.44)	$1.00
Discontinued operations	(0.41)	0.41	—	(0.67)	0.67	—
Diluted income (loss) per common share	$(0.99)	$1.23	$0.24	$1.77	$(0.77)	$1.00

Totals may not foot due to rounding.

(a) See Notes 5 and 6 for a discussion of these special items.

(b) See Notes 4 and 6 for a discussion of these special items.

(c) For purpose of evaluating our results, net of taxes, both before and after special items, we have presented the results before special items using an estimated annual tax rate excluding special items.  The actual tax benefits for the special items may be less than presented. For pupose of presenting diluted income (loss) per common share before special items, we excluded the special items from the calculation of diluted income (loss) per common share without adjustments for potential dilution which is consistent with the calculation of diluted income (loss) per common share as reported. If adjustments for potential dilution are included, outstanding shares would have increased by approximately 1.2 million shares for 2005.

(1)  Financial Information

The quarterly and annual consolidated financial statements included in this release are unaudited statements, and should be read in conjunction with the company’s 2004 Annual Report on Form 10-K.  In all periods presented, the measurement of net income (loss) involved estimates and accruals.

Effective March 11, 2005 we amended our bylaws to make the year-end for OfficeMax Incorporated the last Saturday in December.  Prior to this amendment, all of our segments except OfficeMax, Retail had a December 31 year-end.  Our international businesses maintain the December 31 year-end.  We consolidate the calendar year-end results of our international businesses with OfficeMax fiscal-year results.  The fourth fiscal quarter of 2005 ended on December 31, 2005.  Year-over-year comparisons of same-location sales are calculated based on an equal number of selling days in each period.

(2)  Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Special Items

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe results before special items provide useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities.

In the preceding tables, we reconcile our financial measures before special items to our reported financial results for the fourth quarter and year ended December 31, 2005 and 2004.

(3)  Sale of Paper, Forest Products and Timberland Assets

On October 29, 2004, we completed the sale of our paper, forest products and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC.  Some assets, such as a wood-polymer building materials facility and company-owned life insurance, were retained by OfficeMax, as were some liabilities associated with retiree pension and benefits, litigation, environmental remediation at selected sites and facilities previously closed.  The assets that we sold were included in our Boise Building Solutions and Boise Paper Solutions segments.

On October 29, 2004, we invested $175 million in securities of affiliates of Boise Cascade, L.L.C.  This investment represents continuing involvement as defined in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Accordingly, we do not show the historical results of the sold paper, forest products and timberland assets as discontinued operations.  We realized note and cash proceeds of approximately $3.5 billion from the sale, after allowing for the $175 million reinvestment and transaction-related expenses.  The consideration for the timberlands portion of the transaction included $1.6 billion of timber installment notes receivable.  We securitized the timber installment notes receivable in December 2004 and received cash of $1.5 billion.

For more information about the sale of our paper, forest products and timberland assets, and the securitization of the timber installment notes, see our 2004 Annual Report on Form 10-K.

(4)  2004 Special Items

First Quarter 2004

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.

Second Quarter 2004

In May 2004, we sold our 47% interest in Voyageur Panel to Ainsworth Lumber Co. Ltd. for $96.5 million of cash.  We recorded a $46.5 million gain in “Other income (expense)” in our Boise Building Solutions segment.

Fourth Quarter 2004

In connection with the sale referred to in Note 3 above, we recorded a $280.6 million pre-tax gain in our Corporate and Other segment in our Consolidated Statement of Income.

In October 2004, OfficeMax and one of its subsidiaries each entered into interest rate swap contracts with J. Aron & Company, an affiliate of Goldman, Sachs & Co., to hedge the interest rate risk associated with the issuance of debt securities related to the timber installment notes.  In December 2004, the contracts were cash-settled, and we recorded $19.0 million of expense in “Timber notes securitization” in the Consolidated Statement of Income for the three and twelve months ended December 31, 2004.

During the fourth quarter of 2004, we repaid $1.8 billion of debt and expensed $137.1 million of costs related to early retirement of debt.

In the fourth quarter 2004, we recorded $15.9 million of expense in our Corporate and Other segment for the costs of one-time benefits granted to employees.

(5)  2005 Special Items

First Quarter 2005

During the quarter ended March 26, 2005, we recorded expenses of $8.7 million in our Corporate and Other segment primarily for severance, net of a settlement gain from a previous asset sale.  We also recorded a $9.8 million legal reserve in our Contract segment related to a settlement with the Department of Justice.  During the first quarter of 2005, we also incurred costs related to the early retirement of debt of $12.2 million.

Second Quarter 2005

During the quarter ended June 25, 2005, we incurred expenses for severance of approximately $5.5 million and other expenses of approximately $3.9 million, primarily related to professional service fees, which are not expected to be ongoing.  These costs were included in our Corporate and Other segment.  During the quarter ended June 25, 2005, we also incurred costs related to the early retirement of debt of $2.2 million.

Third Quarter 2005

During the quarter ended September 24, 2005, we incurred expenses related to the previously announced headquarters consolidation, primarily for employee severance and retention, of approximately $10.4 million.  Also during the quarter, we incurred other expenses for severance, unrelated to the headquarters consolidation, and asset write-offs of approximately $6.4 million, which are not expected to be ongoing.  Both of these were reflected in our Corporate and Other segment.

Fourth Quarter 2005

During the quarter ended December 31, 2005, we incurred expenses related to the previously announced headquarters consolidation of approximately $14.5 million, which were included in our Corporate and Other segment.  Also during the fourth quarter of 2005, we incurred expenses of approximately $17.9 million related to the decision to close 110 domestic retail stores, which were included in our Retail segment. These costs primarily relate to asset impairments as a result of the store closure decision.  We also incurred expenses related to restructuring our international operations of $5.4 million, included in our Contract segment, and other miscellaneous asset write-offs of $9.1 million, included in our Corporate and Other segment.

(6)  Discontinued Operations

In December 2004, the board of directors authorized management to pursue the divestiture of the company’s wood-polymer building materials facility near Elma, Washington.  The board of directors and management had concluded that the facility no longer fit with the company’s strategic direction.  During the fourth quarter of 2004, the company tested the recoverability of the long-lived assets of the facility in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and recorded a $67.8 million pretax charge for the write-down of impaired assets.  The company also recorded $26 million of tax benefits associated with the write-down.  In the fourth quarter of 2005, management concluded that the company is unable to attract a strategic buyer in the near term, and announced plans to cease operations at the facility in the first quarter of 2006.  As a result, we recorded expenses of $28.2 million in the fourth quarter of 2005 primarily related to asset write-offs and impairment and other closure costs. The costs and expenses to exit this business are reflected as discontinued operations in the company’s Consolidated Statement of Income (Loss).

(7)  Income Taxes

Our estimated effective tax rate related to continuing operations for the year ended December 31, 2005, was (3.2%), compared with an effective tax rate of 37.5% for the year ended December 31, 2004.  The difference between the estimated tax rates is primarily due to the impact of non-deductible special items as well as the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(8)  Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding. For the fourth quarter and year ended December 31, 2005 the computation of diluted income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.